EXHIBIT 99.1

NGP Capital Resources Company Announces Extension of Credit Facility

HOUSTON, Oct. 6, 2009 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) today announced that it has extended the maturity of its Investment Credit Facility ("the Investment Facility") from August 31, 2010 to August 31, 2012. The Investment Facility is priced at LIBOR plus 425 to 575 basis points, depending on the amount drawn. The Company paid a 100 basis point fee in conjunction with the extension of the maturity. Three of the four banks in the syndicate reduced their commitments, resulting in the reduction of the current commitments under the Investment Facility to $67.5 million from $87.5 million.

John Homier, President and CEO stated, "While we are disappointed that our banks have seen it necessary to reduce their commitments to the Company, we understand the banking industry's general need to reduce commitments across the board as an outgrowth of the ongoing banking crisis and realignment. Given that environment, we are pleased with the confidence our banks have placed in the Company as evidenced by the extension of credit under the new facility for two additional years. This new facility along with our existing liquidity gives the Company the ability to continue to judiciously grow its portfolio of investments in energy related companies."

Steve Gardner, Chief Financial Officer stated, "As of today, we have no debt outstanding on our Investment Facility and in excess of $40 million of cash on hand, leaving us with sufficient capacity to fund new investments. While we are disappointed in the reduction of commitments, it was important to us to extend the Facility to 2012, in effect, giving us a three year facility and better matching our typical investment horizon. We expect that over the course of the next three years, the U.S. banking market will improve sufficiently to permit us to increase the level of commitments on the Facility."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.3 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.

CONTACT:  NGP Capital Resources Company
          713-752-0062